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                                SUPPORT AGREEMENT


         This SUPPORT AGREEMENT, is entered into as of October 5, 1999, among CIC Acquisition Sub, Inc., a South Carolina corporation ("Acquisition Sub"), and
J. Cary Findlay (the "Shareholder").

         WHEREAS, CIC Acquisition Co. ("Parent"), Acquisition Sub and Conso International Corporation, a South Carolina corporation (the "Company"), have, simultaneously with the execution and delivery of this Agreement, entered into a Merger Agreement (as the same may be amended or supplemented, the "Merger Agreement") providing for the merger of Acquisition Sub with and into the Company (the "Merger");

         WHEREAS, Shareholder is the record and beneficial owner of 2,865,725 shares of Common Stock, no par value per share, of the Company (the "Company Common Stock") (such shares of the Company Common Stock, as they may be adjusted by stock dividends, stock splits, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other changes or transactions of or by the Company, together with shares of the Company Common Stock that may be acquired after the date hereof by the Shareholder, including shares of the Company Common Stock issuable upon the exercise of options or warrants to purchase or other securities exchangeable for or convertible into the Company Common Stock (as the same may be adjusted as aforesaid), being collectively referred to herein as the "Shares"); and

         WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Acquisition Sub has requested that the Shareholder enter into this Agreement;

         NOW, THEREFORE, to induce Parent and Acquisition Sub to enter into, and in consideration of it entering into, the Merger Agreement, and in consideration of the promises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

         1.       Option.

                  (a) Option. The Shareholder hereby agrees to sell to Acquisition Sub, upon written notice from Acquisition Sub prior to termination of this Agreement pursuant to Section 12 (the "Notice"), all of the Shareholder's Shares at a price per Share equal to nine dollars ($9.00); provided, that (i) one of the following shall have occurred: (A) a third party shall have made a TakeOver Proposal (as defined in the Merger Agreement), (B) the Company materially breaches its obligations under the Merger Agreement, (C) the board of directors of the Company shall have
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withdrawn or modified its approval or recommendation of the Merger, (D) the
Shareholder shall have materially breached any of the terms of this Agreement, or (E) the approval of the Merger by the Company's shareholders shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof and (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated.

                  (b) Closing. Subject to Section l(a) hereof, the closing of the purchase and sale of the Shareholder's Shares shall take place at the place, time and date for the closing of the purchase by Acquisition Sub specified in the Notice (which shall not be more than 30 days after the date the Notice is given). At the closing, the Shareholder shall deliver certificates representing the Shareholder's Shares, in proper form for transfer, accompanied by stock powers duly executed in blank against delivery of nine dollars per Share. Such delivery shall vest in Acquisition Sub, and the Shareholder will take any additional actions reasonably requested by Acquisition Sub to perfect in Acquisition Sub, good and marketable title to the Shares, free and clear of any tax, lien, claim, charge, encumbrance or other restriction (collectively, a "Lien") or voting agreement of any kind, other than as created by this Agreement.

                  (c) Dividends and Split-Ups. In event of any change in the number of issued and outstanding Shares by reason of any stock dividend, split-up, recapitalization, merger, combination, conversion, exchange of shares, rights plan or other change in the corporate or capital structure of the Company which would have the effect of diluting the rights of Acquisition Sub hereunder or of reducing the aggregate Per Share Price (as defined in the Plan of Merger attached as an exhibit to the Merger Agreement) payable with respect to the Shares hereunder, the number and kind of Shares subject to this Agreement and the per share price payable hereunder shall be appropriately adjusted.

         2. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Acquisition Sub as follows:

                  (a) Authority. The Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Acquisition Sub, constitutes a valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms. Except for the expiration or termination of the waiting periods under the HSR Act (if applicable) and informational filings with the Securities and Exchange Commission, neither the execution, delivery or performance of this Agreement by the Shareholder nor the consummation by the Shareholder of the transactions contemplated hereby will (i) require on the part of the Shareholder any filing with, or permit, authorization, consent or approval of, any federal, state, local, municipal or foreign or other government or subdivision, branch, department or agency thereof or any governmental or


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quasi-governmental authority of any nature, including any court or other tribunal (a "Governmental Entity"), (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Shareholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation (a "Contract") to which the Shareholder is a party or by which the Shareholder or any of the Shareholder's properties or assets, including the Shareholder's Shares, may be bound or (iii) violate any judgment, order, writ, preliminary or permanent injunction or decree (an "Order") or any statute, law, ordinance, rule or regulation of any Governmental Entity (a "Law") applicable to the Shareholder or any of the Shareholder's properties or assets, including the Shareholder's Shares.

                  (b) The Shares. The Shareholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of the Shareholder, and the Shareholder has good and marketable title to such Shares, free and clear of any Liens, proxies, voting trusts or agreements, understandings or arrangements, except for any such Liens or proxies arising hereunder. Except as set forth on Schedule B, the Shareholder owns of record or beneficially no shares of the Company Common Stock and has no other rights to purchase or acquire any such shares (whether by exercise, conversion, exchange or otherwise) other than the Shareholder's Shares as set forth on Schedule A hereto.

                  (c) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Shareholder.

                  (d) Other Agreements. Neither the Shareholder (nor any of his affiliates, representatives or agents) is a party to or bound by any agreement with respect to a Potential Transaction (as defined below) other than this Agreement and the Merger Agreement.

                  (e) Merger Agreement. The Shareholder understands and acknowledges that Parent and Acquisition Sub are entering into the Merger Agreement in reliance upon the Shareholder's execution and delivery of this Agreement.

                  (f) Neither the provisions of Article 1 "Control Share Acquisitions," of Chapter 2, Title 35, of the 1976 South Carolina Code (S.C. Code Sections 35-2-101 et seq.) and Article 2, "Business Combinations," of Chapter 2, Title 35, of the 1976 South Caroline Code (S.C. Code


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Sections 35-2-201 et seq.) nor any other similar anti-takeover provisions under
South Carolina law are applicable to or would otherwise be triggered by the transactions contemplated hereby.

         3. Representations and Warranties of Acquisition Sub. Acquisition Sub hereby represents and warrants to the Shareholder as follows:

                  (a) Authority. Acquisition Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Acquisition Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquisition Sub. This Agreement has been duly executed and delivered by Acquisition Sub and, assuming this Agreement constitutes a valid and binding obligation of the Shareholder, constitutes a valid and binding obligation of Acquisition Sub enforceable in accordance with its terms.

                  (b) Securities Act. The Shares will be acquired in compliance with, and Acquisition Sub will not offer to sell or otherwise dispose of any Shares so acquired by it in violation of the registration requirements of the Securities Act of 1933, as amended.

         4. [INTENTIONALLY OMITTED]

         5. Covenants of the Shareholder. The Shareholder agrees as follows:

                  (a) The Shareholder shall not, except as contemplated by the terms of this Agreement, (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any Contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of the Shares to any person other than Acquisition Sub or Acquisition Sub's designee, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Shares or (iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

                  (b) At any meeting of shareholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, the Shareholder shall as requested by Parent or Acquisition Sub (including, without limitation, by cooperating with Acquisition Sub with respect to the irrevocable proxy granted to Acquisition Sub pursuant to Section 9 below), vote (or cause to be voted) the Shareholder's Shares in favor of the Merger, the adoption by the Company of the Merger


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Agreement and the approval of the other transactions contemplated by the Merger
Agreement. At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which the Shareholder's vote, consent or other approval is sought, the Shareholder shall as requested by Parent or Acquisition Sub as provided above vote (or cause to be voted) the Shareholder's Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal (collectively, "Alternative Transactions") or (ii) any amendment of the Company's Articles of Incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (collectively, "Frustrating Transactions").

         6. Waiver of Appraisal Rights. The Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that he may have.

         7. Notice of Acquisition of Additional Shares. The Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Acquisition Sub of the number of any new Shares acquired by the Shareholder, if any, after the date hereof.

         8. Non-Solicitation. The Shareholder, whether acting as an individual or in his capacity as an agent of the Company, shall not (and shall cause each affiliate, agent, trustee or other person acting on (or purporting to act on) the Shareholder's behalf not to), directly or indirectly, other than with Acquisition Sub, and its representatives and agents, (a) initiate, solicit, encourage, entertain, accept, discuss or negotiate any inquiries, proposals or offers (whether initiated by the Shareholder or otherwise) with respect to (i) the acquisition or sale of any Shares or other capital stock or capital stock equivalents of the Company, any of its subsidiaries or any interests therein,
(ii) the acquisition of all or a material portion of the assets and properties of the Company, its subsidiaries or any interests therein, (iii) the merger, share exchange, consolidation or business combination of the Company or any of its subsidiaries, (iv) the refinancing of the Company, (v) the liquidation, dissolution or reorganization of the Company or any of its subsidiaries or (vi) the acquisition, directly or indirectly, by the Company or any of its subsidiaries or affiliates of capital stock or assets and properties of any other person or persons in excess of $20 million in the aggregate (each a "Potential Transaction") from any party, (b) provide information to any party, or review information of any other party, in connection with a Potential Transaction or (c) enter into any contract, agreement or arrangement with any party, concerning or relating to a Potential Transaction or require the Shareholder to abandon, terminate or fail to consummate or vote against the Merger or the other transactions with Acquisition Sub contemplated hereby; provided, however, that nothing in this


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Section 8 shall prohibit Shareholder from taking any action as a director or officer of the Company in compliance with Section 4.1 of the Merger Agreement.

         9. Grant of Irrevocable Proxy Coupled with an Interest; Appointment of Proxy.

                  (a) The Shareholder hereby irrevocably grants to, and appoints, Michael M. Bradley, and any other individual who shall hereafter be designated by Acquisition Sub, the Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote the Shareholder's Shares, or grant a consent or approval in respect of such Shares, at any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, (i) in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement and (ii) against any Alternative Transaction or Frustrating Transaction.

                  (b) The Shareholder represents that any proxies heretofore given in respect of the Shareholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

                  (c) The Shareholder hereby affirms that the proxy set forth in this Section 9 is coupled with an interest and is irrevocable until such time as this Agreement terminates in accordance with its terms. The Shareholder hereby further affirms that the irrevocable proxy is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of
Section 55-7-22(d) of the South Carolina Business Corporation Act. Such irrevocable proxy shall be valid until the termination of this Agreement pursuant to Section 12.

         10. Further Assurances. The Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Acquisition Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote the Shareholder's Shares as contemplated by Section 9. Acquisition Sub agrees to use reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed with respect to the transactions contemplated by this Agreement (including legal requirements of the HSR Act, if any).

         11. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law


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or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, Acquisition Sub shall have the right to assign its rights, interests and obligations hereunder to any of its affiliates or financing sources and any of their respective affiliates at its sole option and without the prior written consent of the other parties hereto. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         12. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the date that is 30 business days after the date the Merger Agreement is terminated; provided, however, that if the Merger Agreement is terminated pursuant to Section 5.3(b), (f), (g), (h) or (i) thereof, this Agreement shall survive the termination of the Merger Agreement and shall terminate on the later of (i) the date that is six months after the date of termination of the Merger Agreement, and (ii) the consummation of any Subsequent Transaction (as defined in the Merger Agreement) which has been publicly announced or with respect to which the Company or Shareholder has entered into any agreement on or before the expiration of the time period contemplated by the immediately preceding clause (i). Nothing in this Section 12 shall relieve any party from liability for willful breach of this Agreement. Notwithstanding the foregoing, if Acquisition Sub shall purchase Shares pursuant to Section 1 hereof, Sections 2, 3, 11, 12, and 14-18 shall survive any termination of this Agreement.

         13. Conditions Precedent. The obligations of the Shareholder under
Section 5 and Section 9 hereof are subject to and conditional upon structuring the transactions contemplated by the Merger Agreement as set forth in that certain letter agreement between Citicorp Venture Capital, Ltd. and J. Cary Findlay dated October 5, 1999. Each of the Shareholder and Parent shall negotiate in good faith and use commercially reasonable effort to cause definitive documents to be prepared reflecting the terms contained in such letter agreement prior to the date the definitive proxy statement is mailed to the Company's shareholders.

         14. General Provisions.

                  (a) Payments. All payments required to be made to any party to this Agreement shall be made by wire transfer to an account designated by such party at least one trading day prior to such payment.



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                  (b) Expenses. Subject to the terms of the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

                  (c) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                  (d) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           (i)      if to Acquisition Sub, to

                                    Citicorp Venture Capital, Ltd.
                                    399 Park Avenue
                                    New York, NY 10043
                                    Attention:       M. Saleem Muqaddam
                                    Facsimile:       (212) 888-2940

                                    with a copy (which shall not constitute
                                    notice to Acquisition Sub) to:

                                    Kirkland & Ellis
                                    Citicorp Center
                                    153 East 53rd Street
                                    New York, NY 10022
                                    Attention:       Kirk A. Radke
                                    Facsimile:       (212) 446-4900


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                                    and

                           (ii)     if to the Shareholder, to

                                    J. Cary Findlay
                                    50 Lighthouse Point
                                    Longboat Key, Florida  34228
                                    Facsimile:  (941) 387-9258

                           with a copy (which shall not constitute notice to the Shareholder) to:

                                    Kennedy Covington Lobdell & Hickman, L.L.P.
                                    Bank of America Corporate Center, Suite 4200
                                    100 North Tryon Street
                                    Charlotte, North Carolina 28202-4006
                                    Attention:  J. Norfleet Pruden, III
                                    Facsimile: (704) 331-7598

                  (e) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                  (f) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  (g) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  (h) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES OF AMERICA


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FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS
AGREEMENT, EACH PARTY HERETO HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY FORUM NON CONVENIENS, WHICH ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

                  (i) Publicity. Except as otherwise required by law, court process or the rules of a national securities exchange or the NASDAQ National Market or as contemplated or provided in the Merger Agreement, for so long as this Agreement is in effect, neither any Shareholder nor Acquisition Sub shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement or the Merger Agreement without the consent of the other parties, which consent shall not be unreasonably withheld; provided, that in the case of any consensual disclosure, the Shareholder will not use the name of Acquisition Sub or any affiliate thereof without Acquisition Sub's written permission and, in each case, will discuss the term and contents of any such release with Acquisition Sub prior to dissemination; further provided, that nothing contained herein shall preclude Acquisition Sub from making any announcement or disclosing any information to its financing sources.

         15. Shareholder Capacity. Except as provided in Section 8 above, the Shareholder makes no agreement or understanding herein in his capacity as a director or officer of the Company. The Shareholder signs solely in his capacity as a record holder and beneficial owner of the Shareholder's Shares and nothing herein shall limit or affect any actions taken by the Shareholder in his capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

         16. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in a court of the United States (without posting of bond or other security). This being in addition to any other remedy to which they are entitled at law or in equity.

         17. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.



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         18. Waiver of Jury Trial. Each party to this Agreement hereby waives, to the extent permitted by applicable law, trial by jury in any litigation in any court with respect to, in connection with, or arising out of this Agreement or any ancillary agreement or the validity, protection, interpretation, collection or enforcement thereof.

                                    * * * * *


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                  IN WITNESS WHEREOF, Acquisition Sub has caused this Agreement to be signed by its officer hereunto duly authorized and the Shareholder has signed this Agreement, all as of the date first written above.


                                        CIC ACQUISITION SUB, INC.



                                        By:  /s/ Michael T. Bradley
                                           -------------------------------------
                                             Name: Michael T. Bradley
                                             Title: Vice President


                                        SHAREHOLDER:



                                        /s/ J. Cary Findlay
                                        ----------------------------------------
                                            J. Cary Findlay
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                                   SCHEDULE A

                       SHARE HOLDINGS OF J. CARY FINDLAY


2,865,725 shares of Company Common Stock

                                   SCHEDULE B

                                EXCLUDED SHARES



1,940 shares of Company Common Stock owned by Konstance J.K. Findlay

Options to purchase an aggregate of 10,200 shares of Company Common Stock owned by Ms. Findlay

78,788 shares of Company Common Stock owned jointly by Mr. and Ms. Findlay

An aggregate of 131,520 shares of Company Common Stock owned by charitable foundations of which Mr. and Ms. Findlay are directors